Exhibit 99.1

Mitesco Inc. Appoints Tom Brodmerkel to Chief Financial Officer Position

MINNEAPOLIS, MN, June 14, 2022 (GLOBE NEWSWIRE) -- via NewMediaWire – Mitesco, Inc. (OTCQB: MITI), a leading operator of wellness clinics that combine a nurse practitioner model with personalized, whole-person primary care, today announced the appointment of Mr. Tom Brodmerkel as its CFO effective immediately. Mr. Brodmerkel is a successful businessman and has participated in the financial reporting and management of the Company since 2020, and with other businesses for over 30 years. He has extensive experience in financial management and reporting including both private and public companies ranging from start-up situations to mature industry leaders.

Mr. Brodmerkel replaces Phillip Keller, who had been CFO since March 2021 and resigned on June 12, 2022. Mr. Keller stated his resignation was based on personal matters, and no conflicts existed between Mr. Keller and the Company. He will be available to the Company on a consulting basis going forward to assist in the transition.

“Tom is a dedicated senior executive, Board member, and shareholder, with extensive financial management experience. He has been involved with all aspects of the Company since joining in 2020 and can handily support our tactical financial reporting needs as well as our strategic financial plans, including the impending uplist to Nasdaq, “explained Larry Diamond, CEO of Mitesco.

Mr. Brodmerkel has served as a Chair of the Board since April 2020. He also currently serves on the board of directors of Xact Laboratories, LLC, a healthcare technology company; as the Chief Executive Officer and Chair of Wave Health Technologies LLC., a healthcare technology company focused on computer-assisted coding and medical record analysis, since January 2017; and as the Executive Vice President and Chief Operating Officer of Medical Card System, Inc. since April 2013. Mr. Brodmerkel has also served as the Vice-Chairman of the Board of CareSource since September 2018, a not-for-profit $10 billion health plan primarily focused on serving patients under Medicaid, and as the President and Chief Executive officer of KMA Holdings LLC, an investment and consulting firm in the health care industry, since January 2009. Additionally, Mr. Brodmerkel’s career has included directorships and management positions at companies including PointRight, Pulse8 Inc., Peak Risk Adjustment Solutions, Matrix Medical Network, Inc., Coventry Healthcare, Inc., and United Health Group.

Mr. Brodmerkel’s military service includes five years in the United States Navy (1980–1985) as a Supply Officer based in San Diego, CA, Panama Canal, Panama, and Charleston, South Carolina. Mr. Brodmerkel graduated from the United States Naval Academy, Annapolis, Maryland with a Bachelor of Science in 1982.

For additional information on the company, please go to www.mitescoinc.com, which includes an overview, links to research, video interviews with team members, and contact information. Mitesco’s most recent filings include a Form S-1A Registration Statement available for review on the SEC Edgar website  (https://www.sec.gov/ix?doc=/Archives/edgar/data/0000802257/000118518522000506/mitesco20220415_s1a.ht...) and all interested parties are encouraged to review the information.

About Mitesco, Inc. and The Good Clinic, LLC

Mitesco is building a next-generation healthcare solution, providing healthcare services and technology, to make healthcare more accessible, higher quality, and more affordable. The Mitesco team has extensive experience in building successful growth situations within the healthcare industry, using both organic and acquisition growth strategies. Mitesco embraces that when consumers’ expectations are exceeded the business performance does so as well. Mitesco operations and subsidiaries include The Good Clinic, LLC (“The Good Clinic”). The Good Clinic (www.thegoodclinic.com) is a wholly-owned subsidiary of Mitesco N.A. LLC, the holding company for North American operations. The Good Clinic is building out a network of clinics using the latest telehealth technology with a certified nurse practitioner operating as its primary healthcare provider. The executive team at The Good Clinic includes several of the key executives who brought Minute Clinic to scale, which was acquired by CVS in 2006.

Contacts:

Investor Relations
Jimmy Caplan
512-329-9505
Email: jimmycaplan@me.com

Media Relations
Rick Eisenberg
917-691-8934
Email: eiscom@msn.com